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                                                 EXHIBIT B-1



              FORM OF INTERCREDITOR AGREEMENT
                FOR WORKING CAPITAL FACILITY


          INTERCREDITOR AGREEMENT, dated ____________, among the trustee (the "Trustee") under the Indenture (as hereinafter defined), The Claridge Hotel and Casino Corporation, a New York corporation (the "Company"), The Claridge at Park Place, Incorporated, a New Jersey corporation ("CPPI"), and (Name of holder (or agent, trustee or other authorized representative thereof)) (the "Working Capital Lender") of Indebtedness under the (Working Capital Facility)to be secured by a lien with respect to all or any portion of the Collateral (as defined below). The term "Collateral" as used herein means the following: (identify the gaming equipment and other assets) in which the Collateral Trustee has a lien or security interest pursuant to the Related Documents, and which are to be subject to a lien or security interest in favor of the Working Capital Lender in the priorities specified in this Intercreditor Agreement.

          WHEREAS, the Company has issued its __% First Mortgage Notes due 2002 (the " Notes") under that certain indenture, (the "Indenture"), dated as of ______, 1994 among the Company, CPPI as guarantor, and the Trustee, as amended or supplemented from time to time;

          WHEREAS, the First Mortgage Notes are guaranteed by CPPI and such guaranty (the "CPPI Guaranty") is secured by, among other things, a lien on the gaming and other assets pursuant to a security agreement dated as of ______, 1994 by CPPI, as pledgor, (the "CPPI Security Agreement");

          WHEREAS, the Working Capital Lender has lent
$(fill in amount of loan not to exceed $7.5 million) to CPPI under the Working Capital Facility;

          WHEREAS, CPPI proposes to provide the Working
Capital Lender with a lien or security interest in the Collateral as security for Indebtedness of CPPI under the Working Capital Facility not at any time to exceed $7.5 million in principal amount;

          WHEREAS, the Indenture permits the Company and its Subsidiaries, subject to certain limitations, to create or cause to be created liens and security interests in the
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Collateral in favor of the Working Capital Lender which will have priority over the lien granted over the Collateral to the Collateral Trustee for the benefit of the Noteholders pursuant to the CPPI Security Agreement and requires the Trustee, the Company, CPPI and the Working Capital Lender, to execute and deliver an Intercreditor Agreement in substantially the form hereof;

          WHEREAS, the aggregate outstanding principal amount of the Notes at the date hereof is $(__________);

          WHEREAS, the aggregate principal amount of Indebtedness under the Working Capital Facility may not exceed $(__________);

          WHEREAS, the parties hereto desire to set forth their agreement as to the nature of priority of the liens and security interests held by the Trustee, the Company and the Working Capital Lender in the Collateral and certain other matters related thereto;

          NOW, THEREFORE, in consideration of the mutual premises and agreements herein contained it is hereby agreed as follows:

          SECTION 1.   Definitions.  As used in this
Agreement, the following terms have the meanings hereinafter set forth:

          "Bankruptcy Code" means the United States
Bankruptcy Code, 11 U.S.C. section 101 et seq.

          "Bankruptcy Law" means Title 11, United States
Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

          "Bankruptcy Proceeding" means any proceeding commenced under any Bankruptcy Law.

          "Secured Parties" means, collectively, the Trustee and the Working Capital Lender.

          All capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture.

          SECTION 2.   Lien Acknowledgment.  (a)  The
Company and each of the Secured Parties hereby agrees that each lien or security interest in the gaming equipment and other assets constituting the Collateral pursuant to the



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Working Capital Facility to the extent of the obligations
secured by such lien or security interest (provided that the aggregate principal amount of Indebtedness secured by such lien or security interest shall not exceed $7.5 million), shall have priority over each lien or security interest of the Company in the property and assets constituting the Collateral pursuant to the CPPI Security Agreement.

          SECTION 3.   Lien Priority.  The priorities of the
liens or security interests established, altered or specified herein are applicable irrespective of:

          (i) the time or order of attachment or perfection thereof;

         (ii)  the method of perfection;

        (iii) the time or order of filing or recording of financing statements, mortgages or other instruments;
     or

         (iv)  any amendments to the liens or security
     interest established, altered or specified herein, provided that such amendment does not alter the aggregate principal amount of the Indebtedness secured by such lien, mortgage or security interest; and

          (v) the time or order of foreclosure, taking of position or the exercise of any remedy;

provided, however, that the priorities of any liens or security interests which are not established, altered or specified herein shall be unaffected and shall exist and continue in accordance with applicable law. The agreements in paragraph 2 hereof are solely for the purpose of establishing the relative priorities of the interests of the Secured Parties in the Collateral and shall not inure to the benefit of any other Person.

          SECTION 4. Controlling Party. The Secured Party or Parties holding a majority in principal amount of Indebtedness of CPPI secured by the Collateral (the "Controlling Party") shall have the sole right, without the affirmative consent of any of the other Secured Parties (the "Minority Party"), and on behalf of itself and each Secured Party, to (i) request to take any action, or fail to request to take any action, to enforce or exercise any right or remedy with respect to the Collateral and to foreclose upon, collect, dispose of the Collateral or any portion thereof; and (ii) exercise any right or remedy, or decline to exercise any right or remedy, with respect to the Collateral



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in any Bankruptcy Proceeding, including, without limitation, any right of election under Sections 1111(b) or 365(h) of the Bankruptcy Code, any other rights of election, determinations, proofs of claims or other rights or remedies in connection with any Bankruptcy Proceeding; provided that each Minority Party shall have the right to file its own proof(s) of claim in any Bankruptcy Proceeding.

          SECTION 5.  Minority Party Agreements.  In
accordance with paragraph 4 hereof, the Minority Party agrees (regardless of whether any individual Secured Party agrees, disagrees or abstains with respect to any action or failure to act by the Controlling Party) that the Controlling Party shall have the authority to act or fail to act, as it deems necessary in its sole discretion, with respect to the rights and remedies of all of the Secured Parties and that the Controlling Party shall have no liability for acting or failing to act (provided such action or failure to act does not conflict with the express terms of this Agreement). The Working Capital Lender further acknowledges and agrees that, until the obligations under the Indenture and the Guaranty are no longer outstanding, the only right of such Working Capital Lender with respect to the Collateral is to be secured by the Collateral as and to the extent provided in its respective loan document or agreement and as provided herein and to receive a share of the proceeds of the Collateral, if any, to the extent provided under paragraph 6 hereof; provided, however, that, until the obligations under the Indenture and the Guaranty are no longer outstanding, in no event shall any rights or benefits accorded to the Working Capital Lender include any right to challenge, contest or dispute any action taken or not taken, by the Controlling Party, the Collateral Agent (as hereinafter defined) or any other Secured Party in accordance with this Agreement, and, until the obligations under the Indenture and the Guaranty are no longer outstanding, in no event shall the security interest granted to the Working Capital Lender under this Agreement entitle the Working Capital Lender to enforce its respective rights in respect of the Collateral except through the Controlling Party and the Collateral Agent (as hereinafter defined) in accordance with this Agreement. In addition, the Minority Party agrees that it (i) shall not attack nor challenge the validity, perfection or priority of the Controlling Party's lien with respect to the Collateral; (ii) will release all liens and security interests in all or any portion of the Collateral in the event that the Controlling Party elects to sell all or any portion of the Collateral in exercising any right or remedy with respect to the Collateral; and (iii) waives any right of election it may have under Sections 1111(b) or 365(h) of the Bankruptcy Code, or any other



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rights of election, determinations, proofs of claims or
other rights or remedies in connection with any Bankruptcy
Proceeding with respect to the Collateral.

          SECTION 6.  Allocation of Payments.  The Secured
Parties each agree that all money or funds collected with respect to the Collateral (including, without limitation, any net condemnation proceeds or other awards, insurance or other loss recoveries which are required or permitted under each of the documents and agreements governing the Collateral, and any property (real and personal) and any amounts in respect of any deficiency recoveries) in connection with the enforcement or exercise of any right or remedy with respect to the Collateral following the acceleration of the Indebtedness of CPPI to any of the Secured Parties, shall be directed to a collateral agent appointed by the Controlling Party on behalf of all of the Secured Parties (the "Collateral Agent"), which Collateral
Agent shall be instructed by the Controlling Party to distribute such money, funds or other property in the following order of priority:

     First: to the payment to each Party in respect of all reasonable expenses in connection with the collection or realization of such cash or funds or the administration of this Agreement in connection with the collection or realization of such cash or funds;

     Second:   to the Working Capital Lender under the
               Working Capital Facility to satisfy all
               obligations thereunder secured by a lien or security interest on the Collateral not to exceed $7.5 million in principal amount;

     Third:    to the Trustee to satisfy the Secured
               Obligations under the Indenture (as defined therein);

     Fourth:   to any other obligor under any other
               applicable Related Document or to whosoever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

          SECTION 7. Enforcing Rights. Each Secured Party agrees not to take any action whatsoever to enforce any term or provision of its respective security document or this Agreement or to enforce any of its rights in respect of the Collateral, except through the Controlling Party in accordance with paragraphs 5 and 6 hereof; provided,



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however, that this Agreement shall not prevent any Secured
Party from enforcing or exercising any right or remedy with respect to the Collateral granted to it by its respective documents and agreements to the extent that such enforcement or exercise of rights or remedies does not impair the security interest of the Controlling Party or any other Secured Party in the Collateral; nor shall this Agreement grant any of the Secured Parties any right or remedy under the documents or agreements of the other Secured Parties.

          SECTION 8. Distributions. The Company, CPPI, the Trustee and the Working Capital Lender each agree that if any Secured Party receives any money, funds or other property that are distributed pursuant to paragraph 7 above (or any similar provision in any other Intercreditor Agreement substantially in the form of this Agreement), such money, funds or other property shall not discharge any secured obligation held by the Person receiving such money, funds or other property to the extent such money, funds or other property were distributed to any other Person. In the event that any payment in respect of, or distribution of, the Collateral, of any kind or character, whether in cash, property or securities, shall be received by any Secured Party before all Indebtedness secured by Collateral is paid in full, such payment or distribution shall be held in trust for the benefit of, and shall be paid over to, the Secured Parties in accordance with paragraph 6 above.

          SECTION 9. Communications to CPPI. Each of the Secured Parties agrees to transmit to the Controlling Party a copy of any communication sent by such Secured Party to the Company, CPPI, Trustee, Working Capital Lender or any other Person (contemporaneously with the transmittal of any such communication) with respect to any event of default, any acceleration of Indebtedness, or any notice of sale of any Collateral as a result of a default. Any failure by any Secured Party to furnish a notice pursuant to this paragraph 9 shall in no way diminish the rights of such party hereunder.

          SECTION 10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AND SHALL BE BINDING UPON AND INURE TO THE BENEFIT OF THE SECURED PARTIES, AND THEIR RESPECTIVE SUCCESSORS, DESIGNEES AND ASSIGNS.

          SECTION 11.  Defined Terms.  All terms used herein
which are defined in the New Jersey Uniform Commercial Code shall have the meanings therein stated, unless the context otherwise requires.



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          SECTION 12.  Notices.  All notices or other
communications required or permitted hereunder shall be in writing and shall be given by, personal delivery or United States mail, first class, registered or certified, postage prepaid, return receipt requested, addressed to the parties at the addresses indicated on the signature pages hereof. Each such notice or other communication shall be deemed given on (a) the date of receipt of personal delivery thereof, or (b) if not by mail (as aforesaid), the date which is three (3) business days after such communication is deposited in the mall (postage prepaid as aforesaid). Any party may change its address for notice by notice to the other parties hereto in accordance with the foregoing.

          SECTION 13. Further Assurances. Each of the Secured Parties (including the Trustee), upon the request of any Secured Party, shall execute and deliver and cause to be recorded with the (fill in appropriate counties in New Jersey) an Intercreditor Agreement substantially in the form of this Agreement, which Intercreditor Agreement shall be effective if and only if all Secured Parties shall have executed and delivered the same or a counterpart thereof. Simultaneously with the repayment or other discharge of Indebtedness secured by any Collateral, the Secured Party whose Indebtedness is so repaid or discharged shall execute and deliver such instruments as may be reasonably required by any of the other Secured Parties to release or extinguish such Secured Party's interest in the Collateral.

          SECTION 14. Liability. No Secured Party shall be liable to any other Secured Party for any action taken by it, including the payment of any monies hereunder, in connection with this Agreement, provided the same was taken in good faith and did not constitute gross negligence or willful conduct.

          SECTION 15. Amendments. Each Secured Party shall have the right to alter or amend its respective loan agreements and documents and to release or take additional collateral pursuant thereto. Nothing in this agreement is intended to alter or amend the obligations of any Secured Party with respect to the Company or any of its Subsidiaries under its respective loan agreements and documents. Nothing herein is intended to confer upon the Company or any of its Subsidiaries any right or benefit with respect to any. Each Secured Party and the Company and its Subsidiaries hereby acknowledge that they have no right to enforce the terms hereunder against any Secured Party. Their signatures hereto are merely to acknowledge this agreement, which is for the sole benefit of the Secured Parties.




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          SECTION 16.  Counterparts.  This Agreement may be
executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          SECTION 17.  Severability.  In the event any
provision hereof is determined to be unenforceable or invalid, such provision or such part thereof which may be unenforceable shall be deemed severed from this Agreement and the remaining provisions carried out with the same force and effect as if the severed provision of part thereof had not been made a part hereof.










































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          IN WITNESS WHEREOF, the Trustee, the Company,
CPPI, the Working Capital Lender and the Trustee, as trustee, have caused this Agreement to be duly executed as of the date first above written.

			      (Parties to the Intercreditor
			       Agreement)















































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